FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust’s Rule 10f-3 Procedures

1.
Name of Purchasing Portfolio:  BlackRock Global Opportunities Equity Trust (BGO), BlackRock International Growth and Income Trust (BGY), BlackRock Global Growth Fund, Inc. (BR_GG), BlackRock Global Opportunities Portfolio (Equity) (BR_GO_EQ),  BlackRock International Opportunities Portfolio (BR_ISCE), BlackRock Global Opportunities V.I. Fund (Ins - Var Ser) (BVA_GGVI), Delaware Optimum International Fund (E_DEIOPP)

2.           Issuer:    AIA Group Limited

3.           Date of Purchase:  10/22/10
4.           Underwriter from whom purchased:  Citigroup Global Markets Limited andDeutsche Bank AG, Hong Kong Branch
5.	Name of Affiliated Underwriter (as defined in the Trust’s procedures) managing or participating in syndicate: PNC Capital Markets LLC & Macquarie Capital Securities Limited (for E_DEIOPP)

a.
List Members of Underwriting Syndicate: Citigroup Global Markets Limited, Deutsche Bank AG, Hong Kong Branch, Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. International plc, Barclays Bank PLC, Merrill Lynch International, CIMB Securities (HK) Ltd., Credit Suisse (Hong Kong) Limited, ICBC International Securities Limited, J.P. Morgan Securities Ltd., UBS AG, Hong Kong Branch, BNP Paribas Capital (Asia Pacific) Limited, BOCI Asia Limited, CCB International Capital Limited, Daiwa Capital Markets Hong Kong Limited, DBS Asia Capital Limited, Macquarie Capital Securities Limited, Nomura International (Hong Kong) Limited, Standard Chartered Securities (Hong Kong) Limited, ABCI Securities Company Limited, Australia and New Zealand Banking Group Limited, Hong Kong Branch, ING Bank N.V., London branch, Keefe, Bruyette & Woods Ltd., Lloyds TSB Bank plc, Loop Capital Markets, LLC, Mizuho Securities Asia Limited, National Australia Bank Limited, Natixis, Piper Jaffray Asia Securities Limited, PNC Capital Markets LLC, RBC Dominion Securities Inc, Samuel A. Ramirez and Company, Inc., Sanford C. Bernstein & Co., LLC, Societe Generale, The Bank of Nova Scotia, Hong Kong Branch, The Royal Bank of Scotland N.V., Hong Kong Branch, The Williams Capital Group, L.P., UniCredit Bank AG, Wells Fargo Securities, LLC

6.
Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered: (BGO)  1,958,400 shares out of 6,298,298,400 shares offered; (BGY) 1,763,400 shares out of 6,298,298,400 shares offered; (BR_GG) 591,000 shares out of 6,298,298,400 shares offered; (BR_GO_EQ) 133,000 shares out of 6,298,298,400 shares offered; (BR_ISCE) 3,510,200 shares out of 6,298,298,400 shares offered; (BVA_GGVI) 87,000 shares out of 6,298,298,400 shares offered; (E_DEIOPP) 236,400 shares out of 6,298,298,400 shares offered

7.
Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): 35,350,000 shares out of 6,298,298,400 shares offered

8.	Purchase price (net of fees and expenses): $ 19.68 HKD, $2.53675USD
9.	Date offering commenced (if different from Date of Purchase):
10.	Offering price at end of first day on which any sales were made:
11.           Have the following conditions been satisfied:                                                                                     Yes           No
a.           The securities are part of an issue registered under
the Securities Act of 1933, as amended, which
is being offered to the public, or are Eligible Municipal
Securities, or are securities sold in an                                                                 Eligible Foreign
Offering or are securities sold in an Eligible Rule 144A
Offering or part of an issue of government
securities.                                                                                                                    ___X___

b.           The securities were purchased prior to the
end of the first day on which any sales
were made, at a price that was not more
than the price paid by each other
purchaser of securities in that offering
or in any concurrent offering of the
securities (except, in the case of an
Eligible Foreign Offering, for any rights
to purchase required by laws to be granted
to existing security holders of the
Issuer) or, if a rights offering, the
securities were purchased on or before the
fourth day preceding the day on which the
rights offering terminated.                                                                                         ___X___

c.           The underwriting was a firm commitment
underwriting.                                                                                                                ___X___

d.           The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting
similar securities during the same period.                                                                ___X___

e.           In respect of any securities other than
Eligible Municipal Securities, the issuer
of such securities has been in continuous
operation for not less than three years
(including the operations of predecessors).                                                            ___X____

f.	Has the affiliated underwriter confirmed
that it will not receive any direct or indirect
benefit as a result of BlackRock's participation
in the offering?                                                                                                              ___X____

Approved by: __Tallal Malik______    Date:       ___12/29/10______